Exhibit 1.4

                       PRIME-PRESTADORA DE SERVICOS S.A.

                                    BY-LAWS

CHAPTER I. - NAME, HEADQUARTERS, PURPOSE AND DURATION

Article 1 - Prime-Prestadora de Servicos S.A. is a joint stock company (sociedade anonima), and it shall be governed by these By-laws and by the applicable laws and regulations.

Sole Paragraph - The Company is a wholly owned subsidiary of Localiza Rent A Car S.A. ("Localiza").

Article 2 - The Company has its headquarters at Avenida Bernardo Monteiro, 1563 (part), Funcionarios, in the City of Belo Horizonte, CEP 30150-902, State of Minas Gerais. It may open, transfer or close branches, agencies, offices, and any other establishments upon resolution of the Executive Committee.

Article 3 - The purpose of the Company is the intermediation of the purchase and/or sale of vehicles and accessories, and the rendering of services that are ancillary to such intermediations.

Article 4 - The Company shall have an indeterminate term of duration.

CHAPTER II. - CAPITAL AND SHARES

Article 5 - The corporate capital of the Company is one hundred and fifty thousand reais (R$150,000.00), fully paid-up in Brazilian currency, represented by fifteen thousand (15,000) common registered shares, with no par value.

Sole Paragraph - In the proportion of the shares already held previously, the shareholders shall have preemptive rights for the subscription and purchase of shares of the Company's capital.

Article 6 - The ownership of the shares shall be proven by the register of the shareholders' name in the Company's Share Register Book.

Article 7 - The shares are indivisible with regard to the Company and each common share shall entitle its owner to one vote in the deliberations of the General Meetings.

CHAPTER III. - MANAGEMENT


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Article 8 - The Company shall be managed by an Executive Committee.

Article 9 - The Executive Committee shall be composed of four (4) Officers, who do not need to be shareholders, all Brazilian residents, elected by the Ordinary General Meeting. Among the Officers, one shall be appointed Chief Executive Officer and the remaining shall be appointed Vice-Chief Executive Officers by the General Meeting.

First Paragraph - Officers shall remain in office for thirteen (13) month-terms, with the possibility of reelection. The Officers shall be vested in their positions upon signature of the term of office to be drawn in the Executive Committee' Book for Minutes of the Meetings, and shall remain in office until their successors take office.

Second Paragraph - The General Meeting shall determine the amount of the global remuneration of the members of the Executive Committee and shall allocate such remuneration among its members.

Article 10. - The Executive Committee shall meet, ordinarily, once a year and, extraordinarily, whenever necessary, at the headquarters of the Company or at any other location. The meetings shall be chaired by the Chief Executive Officer. Minutes of the meetings shall be drawn up and filed at the headquarters of the Company.

First Paragraph - The meetings shall always be called by the Chief Executive Officer or by the majority of the Vice Chief Executive Officers, upon written notice sent at least five (5) business days in advance. If all members are present, the prior written notice may be waived.

Second Paragraph - The quorum for the meetings of the Executive Committee is the majority of its members in office.

Third Paragraph - Each officer shall have one vote at the meetings and the decisions shall always be taken by the majority of votes, the Chief Executive Officer having the casting vote in case of a tie.

Article 11. - In the event of absence or temporary impairment of any Officer, he/she shall appoint, subject to the prior approval of the Chief Executive Officer, among the remaining Officers, an alternate Officer to serve office during his/her absence or impairment. The alternate shall carry out all his/her duties and have the same powers, rights and obligations as the substituted Officer.


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First Paragraph - The alternate shall vote for himself and for the Officer he/she is representing.

Second Paragraph - In case of death, impairment or withdrawal of any Officer, the General Meeting shall appoint an alternate, stating his/her mandate, which shall not exceed the term of office of the substituted Officer.

Third Paragraph - In the event of temporary absence or impairment of the Chief Executive Officer, he/she shall appoint one of the Vice Chief Executive Officers as an alternate to carry out all duties and have the same powers, rights and obligations of the Chief Executive Officer.

Article 12. - The Executive Committee shall manage the corporate business in general and shall perform all of the necessary or appropriate acts, except for those that, in accordance with the law or these By-laws, are attributed to the authority of the General Meeting.

(a) The powers of the Executive Committee shall include, among others, the powers (a) to ensure the compliance with the law and these By-laws;

(b) to ensure the compliance of the deliberations made by the General Meetings, and at their own meetings;

(c) to control, manage, and superintend the corporate businesses; and

(d) to issue and approve instructions and in-house regulations deemed useful or necessary.

(e) to approve the acquisition or sale by the Company (or related acquisitions or sales) of assets, business, operations or equity securities involving amounts in excess of one million reais (R$ 1,000,000.00) on the date of acquisition or sale, except financial transactions for cash management purposes within the normal course of business;

(f) to deliberate on the assumption or granting of guarantees for any indebtedness, by the Company or its subsidiaries, should this assumption or granting of guarantee for such indebtedness reach a value of one million reais (R$ 1,000,000.00).

(g) to grant guarantees, sureties, endorsement or any guarantees to the controlling shareholder and/or other companies, directly or indirectly controlled by the Company or by the controlling shareholder.


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First Paragraph - The Chief Executive Officer shall:

(a) perform an overall supervision and strategic planning of the Company's businesses;

(b) coordinate and orient the activities of the other officers within their respective areas of competence;

(c) perform executive decision-making functions;

(d) appoint any of the officers to perform special activities and tasks, in addition to those that he/she ordinarily performs; and

(e) call, install and preside over the Executive Committee' meetings.

Second Paragraph - Each of the Vice Chief Executive Officers shall:

(a) replace the Chief Executive Officer in his absence or incapacity whenever recommended by the Chief Executive Officer;

(b) assist the Chief Executive Officer in the supervision, coordination, management and administration of the activities and businesses of the Company as well as with all the tasks to which he/she is assigned; and

Third Paragraph - For the purposes determined in item (f) of the abovementioned caput of Article 12, indebtedness shall mean: (A) (i) commitments derived from loans in cash; (ii) commitments evidenced by bonus, debentures, promissory notes or similar instruments; (iii) commitments regarding the deferred payment of the acquisition price of goods and services, except accounts payable derived from the normal course of business; (iv) commitments related to financial leasing; (v) commitments related to amounts remaining due in agreements scheduling the payment of taxes and similar agreements; (vi) all indebtedness from third parties insured by an encumbrance over any asset of the Company and/or its subsidiaries; and (vii) all indebtedness from third parties guaranteed by the Company and/or its subsidiaries; except for (B) (i) cash, cash deposited in bank account and financial investments; and (ii) regarding the Company and its subsidiaries, loans between the Company and its subsidiaries and its controlling company.

Fourth Paragraph - The responsibility to represent the Company in or out of a court of law, actively or passively, before third parties, any public department or federal authority, state or local authority as well as before special agencies, mixed-capital companies, and quasi-public organizations is held by each Officer, in compliance with Article 13 below.


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Article 13. - The deeds of any nature, bills of exchange, checks, money orders, contracts and any other documents that implies any liability or obligation for the Company must be signed by: (a) two (2) officers; (b) by an officer jointly with an attorney-in-fact, provided that the latter vested with special and express powers; or (c) by two (2) attorneys-in-fact, jointly, provided that they are vested with special and express powers.

Sole Paragraph - The Executive Committee may, by deliberation of the majority at a meeting, appoint any Officer or authorize the appointment of a third party as an alternate to individually perform any act within the authority of the Executive Committee or of a sole Officer, without prejudice to any identical power or duty granted by these By-laws to the Executive Committee itself or to a sole Officer.

Article 14. - Power-of-attorneys under the Company's name shall always be granted by two (2) Officers together, and must state the powers granted and, except for the ones that grant ad-judicia powers, powers of attorney shall be granted for a limited term of thirteen (13) months.

Article 15. - Acts of any Company Officer, employee, or alternate, that involves the Company in any liability related to businesses or operations outside the scope of corporate purpose, such as sureties, guarantees, endorsements or any other guarantee on behalf of third parties are hereby expressly forbidden and shall be deemed to be null and void, and without any effect towards the Company, excepted in the case of guarantees, sureties, endorsements or any guarantees given to the controlling shareholder and/or all other companies which are directly or indirectly controlled by the Company or by the controlling shareholder, when the same are previously and expressly authorized by the Executive Committee, in the form of Articles 10,11 and 12 above.

CHAPTER IV. - GENERAL SHAREHOLDERS' MEETINGS

Article 16. - The General Meetings shall be either ordinary or extraordinary. Ordinary General meetings shall be held within four (4) months after the end of the fiscal year, in order to deliberate on the matters related to Article 132 of Law No. 6,404/76, and the Extraordinary Meetings and General Extraordinary meetings shall be held as often as necessary.

Article 17. - The General Meetings shall be called by the Executive Committee, in accordance with and within the terms provided by law, and shall be presided by a shareholder chosen by the majority of votes of the attendants. The Chairman of the meeting shall appoint the secretary of the meeting.


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Sole Paragraph - The Shareholder may be represented at the General Meeting by an attorney-in-fact, duly constituted by an instrument of power of attorney granted no more than 12 (twelve) months before the date of the meeting, which shall be a shareholder or administrator of the Company or a lawyer. The proof of representation shall be filed at the headquarters of the Company until the moment of the opening of the works of the meeting.

Article 18. - The purpose of the meetings is to establish the fundamental guidelines and the general guidance of the Company's policies and business, as well as to verify and accompany their execution with special powers, besides the attributions set forth in the law:

(a) to deliberate about any amendment to these By-laws;

(b) to deliberate on any amendment to the Company's objectives or the involvement of the Company in a new business field;

(c) to elect and to dismiss the members of the Executive Committee and of the Audit Committee, when installed;

(d) to deliberate about the constitution, acquisition and sale of subsidiaries or associations;

(e) to deliberate on the incorporation, merger, transformation or spin-off of the Company or of its subsidiaries;

(f) to deliberate about the winding-up, dissolution, bankruptcy, "concordata" or similar event involving the Company and any of its subsidiaries, including without limitation the request for winding-up, dissolution, bankruptcy, "concordata" or similar event;

(g) to approve the issuance, voluntary redemption or repurchase of any security issued by the Company or its subsidiaries (including shares, options, convertible or exchangeable securities or warrants), by the Company or by any of its subsidiaries, or the practice of any act which may affect the capital structure of the Company or its subsidiaries;

(h) to approve the declaration, payment or retention of dividends which are greater than twenty five per cent (25%) of the adjusted net profit, as defined in Article 189 and following of Law No. 6,404/76;


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(i) to approve the distribution, as a bonus or dividend, referring to any class of securities of the Company and its subsidiaries, exempted the dispositions of Item (h) above-mentioned;

(j) to approve the annual business plan, the annual budget and the long term strategic planning of the Company and its subsidiaries;

(k) to determine the global remuneration of the Executive Committee and its distribution among its members, through the determination of the compensation, benefits and other incentives of the executive officers of the Company, as well as to approve any change in the compensation, benefits and other incentive existing plans for the officers;

(l) to deliberate about the execution of any contract or its attachments (or related contracts) by the Company or its subsidiaries, involving payments by or to the Company or any of its subsidiaries, during the term of the contract or the attachments, with a value greater than the equivalent in reais to one million reais (R$ 1,000,000.00) on the date of the execution of the contract or attachment, except in: (i) operations between the Company and its controlling shareholder Localiza Rent A Car S.A., for cash administration purposes; (ii) contracts executed in the normal course of business regarding cash indebtedness and administration;

(m) to choose and to dismiss the public accountants of the Company;

(n) to approve any operation between the Company or its subsidiaries and any shareholders, its affiliated or associated companies, except operations on an arm's length basis, and with an adequate compensatory payment;

(o) to elect and to destitute liquidators, in the case of winding-up and liquidation of the Company.

Article 19. - The deliberations of the General Meeting shall be recorded in Minutes of the Meetings drawn in the proper book of the Company and shall be taken by the majority of votes, with each common share representing one vote.

CHAPTER V. - AUDIT COMMITTEE

Article 20. - The Company's Audit Committee shall only be instated upon request of the shareholders, pursuant to law.


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Sole Paragraph - The members of the Audit Committee shall remain in office until the first General Meeting of the Company that follows the meeting during which they had been appointed.

Article 21. - The Audit Committee, when in operation, shall be composed of five
(5) sitting members, and the same number of alternates, all resident in Brazil, alien to the Company's management. The operation of the Audit Committee and the compensation, authority, duties and liabilities of its members shall comply with prevailing legislation.

CHAPTER VI. - FISCAL YEAR, PROFITS AND DIVIDENDS

Article 22. - The Company's fiscal year shall begin on January 1st and end on December 31st every year. At the end of each fiscal year, the financial statements shall be recorded in accordance with applicable laws.

Article 23. - The Company's net profits ascertained during each fiscal year, after the legal deductions, shall have the destination decided by the General Meeting, after hearing the Audit Committee, if one is in operation.

First Paragraph - Shareholders are entitled to receive annual dividends of at least twenty-five percent (25%) of the net profit of the year, increased or reduced by the following amounts: (a) the legal reserve; (b) contingency reserves and reversion of these same reserves formed in previous years; and (c) realizable profits transferred to the respective reserve and profits previously recorded in this reserve and realized during the year.

Second Paragraph - The Company may pay or credit interest on net equity, calculated with basis on the net worth accounts, always in compliance with the interest rates and the limits established in the applicable laws. The amounts paid to the shareholders as interests on net equity shall be deducted from the minimum obligatory dividend. As decided by the General Meeting, the amount of the interests may be credited and paid to the shareholders and later incorporated to the Company's capital instead of being distributed and paid.

Article 24. - By deliberation of the Executive Committee the Company may draw up semi-annual and interim balance sheets and pay dividends in compliance with
Article 204 and its paragraphs of Law No. 6,404/76.

CHAPTER VII. - LIQUIDATION

Article 25. - The Company shall be liquidated when required by law; a general meeting shall determine the


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manner of liquidation and appoint the liquidator and the Audit Committee that shall officiate during the period of liquidation.

CHAPTER VIII. - FINAL PROVISIONS

Article 26. - In the event of any omission or doubt with regard to these By-laws, the legal provisions in force shall prevail.

I hereby declare that the above text is a true copy of the original, recorded in the appropriate book.

Belo Horizonte, June 30, 2003.

By: /s/Claudia Leao
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Name: Claudia Leao
Title: Controller